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                                                                       EXHIBIT 5

          (517) 371-8272

                                 June 24, 1997



Capitol Bancorp, Ltd.
One Business & Trade Center
200 Washington Square North
Lansing, MI  48933

Gentlemen:

                 Re:      Registration Statement on Form S-8

                 In connection with the proposed registration of 100,000 shares of common stock of Capitol Bancorp, Ltd. (the "Corporation") covered by the above-captioned Registration Statement, we have examined the Corporation's Certificate of Incorporation, Bylaws, Corporate Minute Book and the Registration Statement to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 on or about June 30, 1997.

                 Based upon such examination and upon examination of such other instruments and records as we deem necessary, we are of the opinion that:

                 1. The Corporation has been fully incorporated under the laws of the State of Michigan, and is validly existing and in good standing under the laws of that state.

                 2. The 100,000 shares of common stock covered by this Registration Statement have been legally authorized and when such shares have been duly delivered against payment therefore as contemplated by the Capitol Bancorp, Ltd. Employee Savings and Stock Ownership Plan, such shares will be legally issued, fully paid and nonassessable.

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Capitol Bancorp, Ltd.
June 24, 1997
Page 2


       We hereby consent to the filing of this opinion as an exhibit.

                               Very truly yours,

                      FOSTER, SWIFT, COLLINS & SMITH, P.C.

                             /s/ Stephen J. Lowney

                               Stephen J. Lowney

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